NEWS RELEASE
Exhibit 99

PGT Reports 2013 Second Quarter Results

VENICE, FL., July 31, 2013 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its second quarter and six months ended June 29, 2013.

“Sales in the second quarter of 2013, totaling $62.8 million, represented the highest quarterly sales since the first quarter of 2007. Sales grew 35.2% over prior year, primarily driven by improved market conditions in the Southeast and Southwest Florida markets, as well as sales and marketing programs which focused on our WinGuard products,” said PGT’s President and Chief Executive Officer, Rod Hershberger.

Mr. Hershberger continued, “During the quarter, impact sales grew 38% over prior year and represented 76% of total sales, compared to 74% a year ago. In addition, sales of non-impact products grew 28%. Our second quarter sales included growth in both the new construction and repair and remodel markets over prior year. In May of 2013, we successfully completed a secondary offering of 12.65 million shares of common stock owned by JLL Partners.  We did not receive any proceeds from the sale of shares of common stock.  In addition, we repurchased 6.8 million shares from JLL funded by refinancing our long term debt, bringing our total debt balance to $80 million. Net income was $9.9 million and adjusted net income was $7.7 million compared to net income of $3.7 million a year ago. The improvement in financial performance is the result of the continued dedication of our employees, who worked hard to keep pace with the growing demand for our products and consistently deliver on our value proposition.”

Our financial highlights for the second quarter ended June 29, 2013, compared to the same period last year, include:

▪	Net sales of $62.8 million, an increase of $16.4 million, or 35.2%;

▪	Gross margin of 33.5%, a decrease of 2.0%;

▪	Selling, general and administrative costs, adjusted for fees related to the offering and refinancing were 20.3% of sales, a decrease of 5.3%;

▪	Net income of $9.9 million compared to $3.7 million;

▪	Net income per diluted share of $0.19 compared to $0.07;

▪	EBITDA of $9.0 million compared to $7.8 million; and

▪
Net Income, Net Income per diluted share, and EBITDA, after adjusting for our discrete tax item and the costs associated with the offering and refinancing executed in May of 2013, were $7.7 million, $0.14 per share, and $10.9 million, respectively.

Our financial highlights for the six months ended June 29, 2013, compared to the same period last year, include:

▪	Net sales of $112.4 million, an increase of $27.8 million, or 32.9%;

▪	Gross margin of 34.3%, an increase of 0.7%;

▪	Selling, general and administrative costs, adjusted for fees related to the offering, refinancing and gain on the sale of the Salisbury facility was 23.0% of sales, a decrease of 5.0%;

▪	Net income of $15.2 million compared to $3.0 million;

▪	Net income per diluted share of $0.28 compared to $0.06;

▪	EBITDA of $18.4 million compared to $11.1 million; and

▪
Net Income, Net Income per diluted share, and EBITDA, after adjusting for our discrete tax item, the costs associated with the offering and refinancing executed in May of 2013 and for the gain on the sale of the Salisbury facility, and related tax impact, were $10.9 million, $0.20 per share, and $18.0 million, respectively.

Commenting on the second quarter and six months ended June 29, 2013, Jeff Jackson, PGT's Executive Vice President and Chief Financial Officer, stated, “Gross margin dollars increased 27.6%, or $4.5 million, to $21.0 million compared to the second quarter of 2012, driven by strong revenue growth and operating leverage. As a percent, however, gross margin decreased by 2.0% due to an increase in labor costs and scrap, resulting from the hiring and training of 274 new employees to meet the demand for our products. Margin was also impacted by the purchase of finished glass units to support our strong sales growth. We have now achieved three consecutive quarters of 26% plus growth in sales.”

Mr. Jackson continued, “During the second quarter, we reversed the valuation allowance recorded against our deferred tax assets.  The reversal results in recognizing a discrete tax benefit of $3.9 million.  The reversal was based upon consideration of a number of factors, including recent earnings history and forecasts of future earnings which enabled us to conclude it is more likely than not that the deferred tax assets will be realized.”

Mr. Jackson concluded, “We were able to leverage revenue growth during the second quarter, by reducing selling, general and administrative expenses as a percent of sales to 22.7%, compared to 25.6% in the second quarter of 2012.  This strong leverage of our growth allowed us to report our best second quarter EBITDA since 2007, and report our highest quarterly earnings per diluted share since 2006.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, August 1, 2013, at 10:30 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning August 1, 2013, at 1:30 p.m. eastern time through August 7, 2013. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 87620950.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,150 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI).

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities
•	The substantial interest of JLL Partners Fund IV, L.P.

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income (loss) consists of GAAP net income (loss) adjusted for the items included in the accompanying reconciliation. Adjusted net income (loss) per share consists of GAAP net income (loss) per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income (loss) adjusted for the items included on the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense.  EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA to GAAP net income (loss) are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Jeff Jackson, Executive Vice President and CFO
941-480-1600   jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012

Net sales	$62,847	$46,486	$112,410	$84,586
Cost of sales	41,817	30,005	73,821	56,170
Gross margin	21,030	16,481	38,589	28,416
Selling, general and administrative expenses	14,285	11,906	25,115	23,613
Income from operations	6,745	4,575	13,474	4,803
Interest expense	697	939	1,509	1,797
Other expense (income)	461	(122)	677	(100)
Income before income taxes	5,587	3,758	11,288	3,106
Income tax (benefit) expense	(4,335)	68	(3,898)	68
Net income	$9,922	$3,690	$15,186	$3,038

Basic net income per common share	$0.20	$0.07	$0.30	$0.06

Diluted net income per common share	$0.19	$0.07	$0.28	$0.06

Weighted average common shares outstanding:
Basic	49,947	53,670	51,232	53,667

Diluted	53,142	54,574	55,018	54,069

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	June 30,	December 29,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$15,575	$18,743
Accounts receivable, net	22,030	13,997
Inventories	14,081	11,529
Prepaid expenses	694	916
Assets held for sale	-	5,259
Deferred income taxes	1,547	-
Other current assets	2,920	2,886
Total current assets	56,847	53,330

Property, plant and equipment, net	40,967	41,220
Intangible assets, net	42,076	45,327
Other assets, net	2,285	1,440
Total assets	$142,175	$141,317

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,145	$13,325
Current Portion of long-term debt	2,926	-
Total current liabilities	19,071	13,325
Long-term debt	75,104	37,500
Deferred income taxes	12,267	14,858
Other liabilities	1,028	1,424
Total liabilities	107,470	67,107

Total shareholders' equity	34,705	74,210
Total liabilities and shareholders' equity	$142,175	$141,317

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Reconciliation to Adjusted Net Income and Adjusted Net Income per share (1):

Net income	$9,922	$3,690	$15,186	$3,038
Reconciling item:
Gain on sale of Salisbury Facility (2)	-	-	(2,195)	-
Expenses related to offering of common stock and debt refinancing (3)	1,831	-	1,831	-
Discrete tax items (4)	(3,898)	-	(3,898)	-
Tax effect of reconciling items	(168)	-	-	-
Adjusted net income	$7,687	$3,690	$10,924	$3,038

Weighted average shares outstanding:
Basic	49,947	53,670	51,232	53,667
Diluted	53,142	54,574	55,018	54,069

Adjusted net income per share - basic	$0.15	$0.07	$0.21	$0.06
Adjusted net income per share - diluted	$0.14	$0.07	$0.20	$0.06

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$9,922	$3,690	$15,186	$3,038
Reconciling items:
Depreciation and amortization expense	2,742	3,091	5,603	6,227
Interest expense	697	939	1,509	1,797
Income tax expense	(4,335)	68	(3,898)	68
EBITDA	9,026	7,788	18,400	11,130
Add:
Gain on sale of Salisbury Facility (2)	-	-	(2,195)	-
Expenses related to offering of common stock (3)	1,831	-	1,831	-
Adjusted EBITDA	$10,857	$7,788	$18,036	$11,130
Adjusted EBITDA as percentage of net sales	17.3%	16.8%	16.0%	13.2%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed July 31, 2013.

(2) Gain on sale of Salisbury, NC facility of $2.2 million represents the net selling price of approximately $7.5 million less the asset's carrying value at the time of the sale of approximately $5.3 million.

(3) The expenses relate to the offering of 12.65 million shares of common stock of PGT by JLL Partners, and the unamortized costs that were written off as a result of the debt refinancing. Approximately $1.5 million of these charges are included in Selling, general, and administrative expenses, while the remaining $330K are included in Other Expense (income) for the three months ended June 29, 2013.

(4) During the second quarter, we reversed the deferred tax asset ("DTA") valuation allowance of approximately $3.9 million.